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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(CHECK ONE):  [ ]  Form 10-K and Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K
              [X] Form 10-Q and Form 10-QSB   [ ] Form N-SAR

  For Period Ended: SEPTEMBER 30, 2002
        [ ] Transition Report on Form 10-K
        [ ] Transition Report on Form 20-F
        [ ] Transition Report on Form 11-K
        [ ] Transition Report on Form 10-Q
        [ ] Transition Report on Form N-SAR
        For the Transition Period Ended:

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Full Name of Registrant

Valesc Inc.
------------------------------------

Former Name if Applicable

------------------------------------

Address of Principal Executive Office (STREET AND NUMBER)

2300 Coit Road, Suite 300B
Plano, TX 75075
------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

           (a)       The reasons described in reasonable detail in Part III of
                     this form could not be eliminated without unreasonable
                     effort or expense;
     [X]   (b)       The subject annual report, semi-annual report,
                     transition report on Form 10-K, Form 20-F, 11-K or Form
                     N-SAR, or portion thereof, will be filed on or before the
                     fifteenth calendar day following the prescribed due date;
                     or the subject quarterly report or transition report on
                     Form 10-Q, or portion thereof will be filed on or before
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                     the fifth calendar day following the prescribed due date;
                     and
           (c)       The accountant's statement or other exhibit required by
                     Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11- K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

           On November 6, 2002, Valesc Inc. terminated its relationship with its independent accountants and engaged a new firm, as disclosed in its Form 8-K dated the date hereof. The Company's new accountants are still in the process of reviewing the current financial statements.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Samuel Cohen             (212)              490-3232
           ---------------       -----------       -----------------
           (Name)                 (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                     [X] Yes                        [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                    [ ] Yes                         [X] No

           If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                                   Valesc Inc.
              -----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: November 14, 2002                       By:/s/ Samuel Cohen
                                                 ------------------------
                                                 Name: Samuel Cohen
                                                 Title: President